Exhibit 5.1

July 11, 2012

DiamondRock Hospitality Company
3 Bethesda Metro Center, Suite 1500
Bethesda, Maryland  20814

Re:  Legality of Securities to be Registered Under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to DiamondRock Hospitality Company, a Maryland corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-3 (File No. 333-161298) (the “Registration Statement”) filed on August 12, 2009 with the Securities and Exchange Commission (the “Commission”).  The Registration Statement was automatically effective upon filing with the Commission.  Reference is made to our opinion letter dated August 12, 2009 and included as Exhibit 5.1 to the Registration Statement.  We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on July 9, 2012 by the Company with the Commission pursuant to Rule 424 under the Securities Act.  The Prospectus Supplement relates to the offering by the Company of up to 23,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”) covered by the Registration Statement.  The Shares include an option granted to the underwriter of the offering to purchase an additional 3,000,000 Shares.  We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Purchase Agreement, dated July 9, 2012, by and among the Company, DiamondRock Hospitality Limited Partnership and Goldman, Sachs & Co., will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/Goodwin Procter LLP
GOODWIN PROCTER LLP